Exhibit 21.1

Subsidiaries of The Valspar Corporation

The following are the significant subsidiaries of The Valspar Corporation. Where the name of the subsidiary includes the “Valspar” name, that subsidiary does business under the Valspar corporate name:

Place of Incorporation
Engineered Polymer Solutions, Inc.	Delaware
Plasti-Kote Co., Inc.	Ohio
Valspar Coatings Finance Corporation	Minnesota
Valspar Finance Corporation	Minnesota
Valspar Inc.	Canada
Valspar Refinish, Inc.	Mississippi
Valspar Sourcing, Inc.	Minnesota
The Valspar Corporation Limitada	Brazil
The Valspar (Australia) Corporation Pty Limited	Australia
The Valspar (Nantes) Corporation, S.A.S.	France
The Valspar (France) Corporation, S.A.S.	France
Valspar Industries GmbH	Germany
The Valspar (Germany) GmbH	Germany
The Valspar (Asia) Corporation Limited	Hong Kong
The Valspar (H.K.) Corporation Limited	Hong Kong
Valspar Mexicana, S.A. de C.V.	Mexico
Valspar Rock Company Ltd.	Japan
The Valspar (Singapore) Corporation Pte Limited	Singapore
The Valspar (South Africa) Corporation (Pty) Limited	South Africa
The Valspar (UK) Corporation, Limited	United Kingdom
The Valspar (Switzerland) Corporation AG	Switzerland
The Valspar (Malaysia) Corporation Sdn Bhd	Malaysia
Dongguan Lilly Paint Industries Limited	PRC
Lilly Industries (Shanghai) Limited	PRC
Hua Run Paints Holdings Company Limited	Hong Kong
Foshan Shunde Yueda Chemical Trading Company Limited	PRC
Guandong Huarun Paints Company Limited	PRC
Valspar Coatings (Guangdong) Co., Ltd.	PRC
Valspar Yueda Coating (Foshan) Co., Ltd	PRC
Valspar Powder Coatings Limited	United Kingdom
The Valspar (Finland) Corporation Oy	Finland
Wattyl Australia Pty Ltd (WAPL)	Australia
Wattyl Australia Group Pty Ltd (WAG)	Australia
WP Crowhurst Pty Ltd (Solver)	Australia
Wattyl (NZ) Ltd	New Zealand
Isocoat Tintas e Vernizes Limitada	Brazil

Subsidiaries not listed would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary.

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